Exhibit 10.6

Base Cooperation Agreement

Party A: Hangzhou XiAn Industrial Co., Ltd.

Unified Social Credit Code: 913301053418488515

Address: Room 106, 1/F, Building 20-1, Hemu New Village, Gongshu District, Hangzhou, Zhejiang Province

Contact Person: Weng Jie

Party B: Zhejiang Mountain&Sea Happy-Town Health Services Co., Ltd.

Unified Social Credit Code: 91330501582671532L

Address: Taihu Holiday District, Meidong Section 02-50, Huzhou City, Zhejiang Province

Contact Person: Hou Huan

Considering Party A’s substantial user base and its own accommodation needs, and Party B’s capacity for hotel reception, pursuant to the Civil Code and related legal provisions, the Parties, after thorough consultation, agree to the following cooperative terms concerning hotel services, to be mutually observed.

1. Scope of Cooperation

1.1 Party B’s self-operated base, Huzhou Happy Bay, can provide Party A with 650 rooms monthly and 8,000 rooms annually. Party A may adjust the number of rooms based on guest flow. Room rates are as follows:

Date	Room Type	Price	Breakfast included or not	Latest Cancellation Time	Remarks
Off-Peak (Sun-Thurs)	Advanced Queen/Twin Room	RMB 298	(including breakfast for two)	Before 11:30 AM on the day
	Deluxe Twin Room	RMB 318
	Supreme Suite	RMB 1188
Peak (Fri-Sat)	Advanced Queen/Twin Room	RMB 398		One day in advance
	Deluxe Twin Room	RMB 418
	Supreme Suite	RMB 1288
Super Peak (Public Holidays)	Advanced Queen/Twin Room	RMB 598		Three days in advance
	Deluxe Twin Room	RMB 618
	Supreme Suite	RMB 1488

Party B guarantees that the room rates provided to Party A are lower than or equal to the rates offered in Party B’s own operations and those in cooperation with other parties.

1.2 Party A is responsible for attracting guests, and the Parties shall settle the room charges based on the actual occupancy on a fixed schedule.

1.3 The cooperation period between Party A and Party B commences on January 1, 2021, and concludes on December 31, 2025. Within one month prior to the expiration of the cooperation period, Party A and Party B may negotiate whether to continue the cooperation upon the expiration of the cooperation period. If an agreement is reached through negotiation, a subsequent cooperation agreement shall be signed before the expiration of the current cooperation period. If no agreement is reached, this Agreement shall terminate upon the expiration of the cooperation period.

2. Cooperation Process

2.1 Customers book rooms through Party A’s proprietary reservation system. Party A notifies Party B of customer requirements, detailing room type, number of guests, arrival/departure dates, room and dining standards, and other service requirements. Party B shall provide room services to Party A or its customers based on the aforementioned requirements.

2.2 Upon receiving a reservation from Party A, either by fax or online, Party B must reply in writing within two hours or send a confirmed order online, including details such as room type, number of guests, check-in/check-out dates, standards for rooms and catering, and contact information.

2.3 During the cooperation period, Party B may not unilaterally increase room prices or charge additional fees without cause. Failure to comply will result in a breach of contract and compensation for any economic losses incurred by Party A.

3. Other Provisions

3.1 Party B shall ensure that the services provided to Party A’s customers conform to the standards confirmed by the Parties at the time of booking. If Party B’s service quality does not meet these standards, resulting in losses to Party A and its customers, Party B shall assume full compensation liability.

3.2 Party B must ensure the safety of life and property of Party A or its customers in accordance with national laws and regulations. If losses to Party A or its customers occur due to Party B’s failure to fulfill its safety obligations, Party B shall be liable for full compensation.

3.3 If Party B’s actions prevent Party A or its customers from receiving services, Party A is entitled to compensation for any losses incurred by Party A and its customers, unless Party B arranges equivalent star-level or price-range hotel services for Party A and its customers with their consent.

3.4 If Party A’s customers are unable to receive services from Party B due to unforeseen circumstances, Party A shall notify Party B to cancel the order one day in advance. Party B shall promptly cancel the order. If Party A fails to notify Party B in time, Party B is entitled to claim compensation from Party A for the losses incurred.

3.5 If Party A encounters situations where rooms are booked out but available through a third-party phone service, Party A is entitled to unilaterally terminate this Agreement and claim compensation from Party B for the losses incurred by Party A and its customers due to this situation.

3.6 The benefits provided by Party B to Party A and its customers, such as dining and access to hotel public facilities, must be consistent with those offered to other customers. Party B shall not restrict the entitlements available to Party A and its customers.

4. Settlement Method

4.1 If Party A’s annual actual occupancy of Party B’s self-operated base rooms is less than 8000, settlements shall be made monthly based on actual room costs incurred;

If Party A’s annual actual occupancy exceeds 8000 rooms, settlements shall still be made monthly, but if the total actual settlement amount for the year is less than RMB 2.5 million, Party A must pay the difference to Party B.

4.2 When Party A or its customers receive services from Party B, the room charges, unless Party A provides special written instructions, shall be settled monthly between Party A and Party B. Within three (3) days of mutual confirmation, Party B shall issue a VAT invoice (either a ☐ordinary or ☒special invoice) to Party A for the corresponding amount. Party A must pay the settlement fees to Party B within seven (7) days of receiving the invoice. Party A is entitled to withhold payment if no invoice is received.

4.3 From the date of signing this Agreement, Party A and its customers may accrue charges at Party B’s hotel. For services other than room services, unless Party A provides special written instructions, Party B shall settle directly with the customers according to the discount measures stipulated in this Agreement.

4.4 Apart from the terms stipulated in this Agreement, Party B may not charge Party A’s customers any additional fees privately. If such charges occur, Party B must compensate Party A and its customers for any losses incurred.

Party A’s invoicing information is as follows:

Name: Hangzhou XiAn Industrial Co., Ltd.

Tax Number: 913301053418488515

Address: No. 231 Moganshan Road, Xihu District, Hangzhou

Tel.: 0571-28229590

Bank: Minsheng Bank, Xihu Branch

Bank Account: 607235876

Party B’s Account Information is as follows:

Name: Zhejiang Mountain&Sea Happy-Town Health Services Co., Ltd.

Bank and Account Number: Agricultural Bank of China, Huzhou Renhuangshan Branch, 19105501040003197

5. Liability for Breach

5.1 If Party A fails to settle and pay the relevant fees as stipulated in this Agreement, and remains non-compliant seven (7) working days after Party B’s written notice, Party B is entitled to demand a liquidated damage from Party A, calculated daily at 0.02% of the unpaid amount.

5.2 If Party B fails to provide room services as requested by Party A or its customers, Party A is entitled to demand a liquidated damages from Party B, calculated based on the settlement amount of the previous month’s room fees.

5.3 If the room prices provided by Party B to Party A are higher than those offered in Party B’s own operations or in cooperation with other parties, Party A has the right to unilaterally terminate this Agreement and demand a liquidated damage from Party B, the amount being the total settlement amount from the previous year.

6. Force Majeure

6.1 Force majeure refers to events that were unforeseeable at the time this Agreement was made, whose occurrence and consequences cannot be avoided or overcome. This includes, but is not limited to, natural disasters and social events such as earthquakes, floods, windstorms, heavy rain, droughts, lightning, fires, wars, serious disturbances, or acts of terror, and impacts of pandemics.

6.2 If one Party encounters force majeure, it shall immediately notify the other Party in writing via fax, express delivery, or other written means, and within thirty (30) days, provide detailed information about the force majeure and reasons for non-performance of this Agreement, supported by a notarized document issued by a notary public from the location where the force majeure occurred. If the performance of this Agreement is hindered by force majeure, neither Party shall be held responsible.

7. Dispute Resolution

7.1 For matters not covered in this Agreement, the Parties may negotiate and sign a supplementary agreement, which shall have the same legal effect as this Agreement.

7.2 The Parties shall faithfully fulfill this Agreement. Any disputes arising from this Agreement shall be resolved through negotiation; if negotiations fail, either Party may file a lawsuit in the People’s Court of the plaintiff’s location.

8. Miscellaneous Provisions

This Agreement shall be made in duplicate, with Party A holding one copy and Party B holding one copy, all having the same legal effect, and come into effect upon signing or sealing by the Parties.

Party A (Seal):

Date: January 1, 2021

Party B (Seal):

Date: January 1, 2021